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                                                                    Exhibit 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 13, 1996 with respect to the combined financial statements of HealthCare Financial Partners, Inc. and HealthPartners, DEL, L.P. for the years ended December 31, 1995 and 1994 and the period from inception April 22, 1993 to December 31, 1993 and the financial statements of HealthPartners Funding, L.P. for the year ended December 31, 1995 and the period from inception September 12, 1994 to December 31, 1994 in the Registration Statement on Form S-1 and the related Prospectus of HealthCare Financial Partners, Inc. dated September 20, 1996


                                     /s/ McGladrey & Pullen, LLP

Richmond, Virginia
September 20, 1996